Information Sharing Agreement Pursuant to SEC Rule 22c-2

This Rule 22c-2 Agreement, dated as of the date set forth below and effective October 1, 2007 (the “Agreement”), is between Calvert Distributors, Inc. (“CDI”), as principal underwriter for each of the registered investment companies and their series within the Calvert Group of Funds other than any “excepted fund” as defined in Securities and Exchange Commission (“SEC”) Rule 22c-2(b) under the Investment Company Act of 1940 (each a “Fund” and, collectively, the “Funds”), and the undersigned Company (the “Company”), which may be considered a financial intermediary for purposes of Rule 22c-2 under the Investment Company Act of 1940 (“Rule 22c-2”) with respect to mutual funds distributed by CDI and serviced by Calvert Shareholder Services, Inc. (“CSSI”). This Agreement supplements and does not supersede any other agreement between CDI or CSSI and the Company, as amended from time to time, relating to the distribution and/or servicing of Shares (as defined herein) of the Funds. To the extent of any conflict between any such other agreement and this Agreement, the other agreement shall control with respect to all matters other than any matters specifically relating to Rule 22c-2.

WHEREAS, the parties hereto have entered into a Participation Agreement (the “Participation Agreement”), pursuant to which CDI has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company and American Life Insurance Company of New York (now known as Wilton Reassurance Company of New York) in connection with both Companys’ Variable Insurance Products all of which Separate Accounts are covered by this Agreement; and

WHEREAS, Company has asserted its position that it is exempt from the Rule 22c-2 Information Sharing Agreement requirement but due to impending time deadlines and the practical consequences to its customers of not entering into such an agreement by the April 16, 2007 deadline, it is entering into this Agreement at the request of CDI and Fund without prejudice to or waiver of its claim of exemption;

NOW, THEREFORE, in consideration of their mutual promises, the parties hereto agree as follows:

1. Information Sharing. The parties agree as follows:

a. Agreement to Comply with Policies. Company represents and warrants that it will comply with its policies and procedures designed to prevent excessive trading as set forth in the Company’s Separate Account Prospectuses.

b. Agreement to Provide Information. The Company agrees to provide CDI, on behalf of the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other

*	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

government-issued identifier (“GII”) and the Variable Insurance Product owner number or participant account number associated with the Variable Insurance Product owner, if known, of any or all Variable Insurance Product owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares held through an Account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by CDI, the Company shall only be required to provide information relating to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions. Upon further written request by CDI or its designee, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Variable Insurance Product owner(s) account which has been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, it being understood and agreed that the provision of such names is in no way intended by Company to imply or indicate that such investment professionals are engaged in any form of impropriety.

c. Period Covered by and Frequency of Requests. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. CDI, on behalf of the Fund, may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. In recognition that systems and other changes are necessary by Company in connection herewith, Fund and CDI agree that they shall not make any information requests or provide instructions, until on or after October 1, 2007.

While CDI may request information on behalf of the Fund at any time, CDI does not anticipate making daily requests for information because the Company has a frequent trading policy, which has been provided to Fund and CDI. The Company will be permitted to continue to apply its own frequent trading policy as disclosed in its current prospectus. If CDI reasonably determines that the Company’s policy has been changed or is not being implemented satisfactorily, such that there is a risk of excessive trading that may dilute the value of outstanding Fund shares, or for any other reason deemed appropriate by CDI and this agreement remains in effect, CDI may in its sole discretion request transactional data as frequently as daily in accordance with the terms of this Agreement. If the Company maintains its policy that does not present a risk of such excessive trading that would dilute the value of the outstanding shares in the Fund, CDI will not typically and routinely request or receive individual account data from the Company, but CDI reserves the right to request and receive such data as it deems necessary to ensure the Company’s compliance with its policy.

d. Form and Timing of Response.

(i) The Company agrees to transmit the requested information that is on its books and records to CDI promptly, but in any event not later than 10 Business Days after receipt of a request. However, if a request is particularly broad or burdensome such that it would require additional time in which to respond, Company shall notify CDI within said 10 days of a date when it is reasonably able to respond. If requested by CDI, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has provided the identification and transaction information specified in Section (b) is itself a financial intermediary (“indirect intermediary”) and, upon further request of CDI, promptly either (A) provide (or arrange to have provided) the information set forth in Section (b). for those Variable Insurance Product owners who hold an account with an indirect intermediary or (B) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform CDI whether it plans to take the action described in clauses (A) or (B) of this Section (d)(i). For purposes of this paragraph, an “indirect intermediary” has the same meaning as defined in Rule 22c-2(c) under the Investment Company Act of 1940.

(ii) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by CDI and the Company; and

(iii) To the extent practicable, the format for any transaction information provided to CDI should be consistent with the NSCC Standardized Data Reporting Format or another mutually acceptable format.

(e) Limitations on Use of Information.

(i) CDI, on behalf of the Fund, agrees that the information provided by the Company pursuant to paragraph (b) above will not be used for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the Fund, (B) collecting purchase or redemption fees (if any), or (C) fulfilling other regulatory or legal requirements, subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

(ii) CDI has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information owned, licensed or maintained by CDI and relating to such persons. Without intending to restrict, waive or limit any rights and remedies available at law or in equity, including for example, indemnification, on the part of the party furnishing information, CDI agrees to notify the Company promptly following the discovery or notification of any breach of security involving information provided to CDI by the Company pursuant to paragraph (b) above in accordance with CDI’s notification procedures as in effect from time to time and CDI agrees to reimburse the Company for: (A) its direct costs for the notification of any Variable Insurance Product owner(s) or participant(s) whose information was subject to the breach that resulted in notification by the CDI to the Company under this paragraph (e), and (B) any other costs the Company is required by law to incur; each to the extent caused by a breach of security described in this paragraph (e) involving information provided to the CDI by the Company pursuant to paragraph (b) above.

(f) Agreement to Restrict Trading. The Company agrees to execute written instructions from CDI, on behalf of the Fund, to restrict or prohibit further purchases or exchanges of Fund shares by a Variable Insurance Product owner that has been identified by CDI as having engaged in transactions of the Fund’s shares (directly or indirectly through the Company’s Account) that violate policies established by the

Company or the Fund as applicable for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund . Unless otherwise directed by CDI or its designee, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Company. The parties acknowledge that the Company’s ability to execute CDI’s instructions may be limited by certain contractual obligations contained in the Variable Insurance Products, certain rights contained in the Variable Insurance Product prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from CDI to restrict or prohibit trading, the Company will notify CDI within three days of receiving such request and will work cooperatively with CDI to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund.

(i) Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Variable Insurance Product owner number or participant account number associated with the Variable Insurance Product owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Variable Insurance Product owner number or participant account number associated with the Variable Insurance Product owner is not known, the instructions must include an equivalent identifying number of the Variable Insurance Product owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, the CDI agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Variable Insurance Product owner, reasonable assistance in providing the affected Variable Insurance Product owner(s) information regarding the restriction or prohibition.

(ii) Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Company.

(iii) Confirmation by Company. The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

g. Definitions. As used in this Amendment, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

(i) The term “Fund” does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

(ii) The term “Contract Owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Variable Insurance Product owner that results

[1]	As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

Variable Insurance Product death benefit; (C) one-time step-up in Variable Insurance Product value pursuant to a Variable Insurance Product death benefit; (D) pursuant to allocation of assets to a Portfolio through a Variable Insurance Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Variable Insurance Product; or (E) pre-arranged transfers at the conclusion of a required free look period.

(iii) The term “Contract Owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Variable Insurance Product Owner that results in a transfer of assets within a Variable Insurance Product out of a Portfolio, but does not include transactions that are executed: (A) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Insurance Product out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (B) as a result of any deduction of charges or fees under a Variable Insurance Product; (C) within a Variable Insurance Product out of a Portfolio as a result of scheduled withdrawals or surrenders from a Variable Insurance Product; or (D) as a result of payment of a death benefit from a Variable Insurance Product.

(iv) The term “written” includes electronic writings and facsimile transmissions.

(h) Termination. It is intended that this provision amends and supplements, and does not replace, the Termination provisions of the Participation Agreement. In the event that Company, on or after October 1, 2007, reasonably believes that the information sharing is unduly disruptive, burdensome and costly to its Separate Accounts, or if it determines that the instructions of the Fund or its designee place it in a position that may cause exposure to claims by its contractholders and policyholders or regulatory authorities having jurisdiction over its insurance business, Company may elect to terminate this Agreement upon written notice to CDI sent at least 30 days prior to the date of termination, recognizing, thereafter the Company could not purchase securities issued by the Fund, in nominee name on behalf of other persons.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

By:
Name:	JOHN R. GREED
Title:	SENIOR EXECUTIVE VP & TREASURER
Date:	4/12/07

Information Sharing Agreement Pursuant to SEC Rule 22c-2 -Page 2

CALVERT DISTRIBUTORS, INC.

By:
Name:	William M. Tartikoff
Title:	General Counsel / SVP
Date:	4/13/07